Exhibit (h)(3)
[FORM OF]
AMENDED AND RESTATED ADDENDUM TO FUND PARTICIPATION
AGREEMENT FOR CLASS 3 SHARES
     This ADDENDUM, is dated as of _________, between [NAME] LIFE INSURANCE COMPANY (the “Life Company”), a life insurance company organized under the laws of the State of [NAME], on behalf of itself and on behalf of each segregated asset account of the Life Company listed on Schedule A attached hereto (the “Variable Account”), which may be amended from time to time, and ANCHOR SERIES TRUST (the “Trust”), an open-end management investment company established pursuant to the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated August 26, 1983, as amended from time to time, which is composed of the separate investment portfolio(s) of the Trust listed on Schedule B attached hereto (the “Portfolio(s)”).
     WHEREAS, the Trust and the Life Company have entered into a Fund Participation Agreement on behalf of the Variable Accounts, as amended from time to time, (the Anchor Series Trust Fund Participation Agreement”); and
     WHEREAS, the Trust has authorized the Life Company enter into agreements with financial intermediaries to provide compensation to such financial intermediaries for providing services to contract holders who are indirect beneficial owners of Class 3 share of the trust (hereinafter referred to ether as a “service fee” or “account maintenance fee”; and
     WHEREAS, the Life Company may reallocate all or a portion of its account maintenance fee to such financial intermediaries; and
     WHEREAS, the Trust has adopted a distribution plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the “Act”) with respect to its Class 3 shares (the “12b-1 Plan”) that provides for a service fee that will be used to reimburse the expenditures referenced in the preceding paragraph;
     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good valuable consideration, the Life Company (on behalf of itself and the Variable Account) and the Trust hereby agree as follows:
     1. The Trust agrees to pay the Life Company a service fee at the end of each month at an annual rate of 25 basis points (.25%) of the average daily net assets attributable to Class 3 shares of the Trust issued to the Life Company. The parties to this Agreement recognize and agree that the purpose of such service fee is to compensate the Life Company for providing services to contract holders who are indirect beneficial owners of Class 3 shares of the Trust. The parties to this Agreement further recognize and agree that such services are not intended to relate to the sale, promotion or marketing of the Class 3 shares of the Trust. Nothing herein shall prohibit the Life Company from collecting service fees in any given year, as provided hereunder, in excess of expenditures made during such year to financial intermediaries for the above-referenced purposes.

     2. The Life Company agrees to furnish the Trust, at least quarterly, written reports for presentation to the Board of Trustees of the Trust (the “Board”) as to amounts expended to financial intermediaries for services to contract holders who are indirect beneficial owners of Class 3 shares of the Trust and the purposes for which such expenditures were made.
     3. This Addendum shall continue in full force and effect for two years from the date hereof, and shall continue in full force and effect from year to year thereafter if such continuance is approved by the Board of the Trust, including a majority of the Trustees who are not interested persons of Anchor Series Trust (the “Disinterested Trustees”) as defined in Act, who have no direct or indirect financial interest in the operation of the 12b-1 Plan or any agreement related to it (the “12b-1 Trustees”), in the manner acquired by the Act.
     4. This Addendum, including any payments made pursuant thereto, shall terminate automatically in the event of its assignment. This Addendum, including any payments made pursuant thereto, shall terminate with respect to a Portfolio:
1.	at any time, without payment of any penalty, by vote of either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class 3 shares of such Portfolio, on not more than 60 days’ written notice; or

2.	at any time, without payment of any penalty, upon a vote terminating the Rule 12b-1 Plan with respect to such Portfolio by either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class 3 shares of such Portfolio, on not more than 60 days’ written notice.
          The termination of the Addendum with respect to any Portfolio shall not affect the continued effectiveness of the Anchor Series Trust Fund Participation Agreement, or the continued effectiveness of this Addendum with respect to any other Portfolio otherwise subject thereto.
     5. This Addendum shall not be amended to increase materially the amount of the service fee paid to the Life Company pursuant hereto without shareholder approval, and all material amendments to this Addendum shall be approved by vote of the Board, including a majority of the 12b-1 Trustees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[NAME] LIFE INSURANCE COMPANY

By:
Name:
Title:

[NAME] SEPARATE ACCOUNT

BY:	[NAME] LIFE INSURANCE COMPANY

By:
Name:
Title:

ANCHOR SERIES TRUST

By:
Name:
Title:
Acknowledged and Agreed:
AIG SUNAMERICA CAPITAL SERVICES, INC.

By:		Dated:
Name:
Title:

SCHEDULE A
Variable Account(s)

SCHEDULE B
Portfolio(s)
Growth Portfolio
Capital Appreciation Portfolio
Natural Resources Portfolio
Asset Allocation Portfolio
Government and Quality Bond Portfolio

5